Exhibit 23.2

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form SB-2 of Datameg Corporation and the related prospectuses of our report dated April 13, 2005, on our audits of the consolidated financial statements of Datameg Corporation and subsidiaries as of December 31, 2003 and 2004, and to the reference to our Firm under the caption “Experts”.

/s/    Fitzgerald, Snyder & Co., P.C.

Fitzgerald, Snyder & Co., P.C.

McLean, Virginia

September 30, 2005